UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 30, 2006

Forward Industries, Inc.

(Exact name of registrant as specified in its charter)

New York	000-6669	13-1950672
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Green Road, Suite E Pompano Beach, FL	33064
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code

(954) 419-9544

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(E) DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

 (e)                 On Thursday, November 30, 2006, the Compensation Committee of the Board of Directors of Forward Industries, Inc. (the "Company") approved the terms of the financial formula that will determine the amount, if any, of bonus compensation in respect of the fiscal year ending September 30, 2007, that can be earned by the Company's three most highly compensated executive officers under their respective employment agreements.  Mr. Jerome E. Ball, the Company's Chairman and Principal Executive Officer, Mr. Michael M. Schiffman, the Company's President and Principal Operating Office, and Mr. Douglas W. Sabra, the Company's Vice President and Principal Financial and Accounting Officer (collectively, such officers are referred to in this Current Report as the "named executive officers"), are each party to an employment agreement with the Company entered into effective October 1, 2005.

Under each of these agreements, Section 5(c) states that the executive is eligible to earn bonus compensation in respect of each fiscal year of employment to the extent to which, if any, the Company achieves all or a specified percentage of, or exceeds, a specified Target, as determined each year by the Compensation Committee.  Section 5(c) goes on to state that "Target" means, in effect, a specified threshold of pre-tax income, i.e., the Company's consolidated net income, after giving effect to bonuses paid to employees (including the named executive officers) but before extraordinary items, plus income taxes, all as determined by reference to the results of operations set forth in the Company's audited financial statements in respect of the fiscal year for which bonus compensation is being calculated.

For the fiscal year ending September 30, 2007, the Compensation Committee has approved the formula pursuant to which all three named executive officers may be eligible to earn bonus compensation as follows:  the bonus pool equals (A) a specified percentage of the amount by which, if any, pre-tax income achieved by the Company for such fiscal year exceeds 80% of the Target level until 125% of Target level is reached plus (B) 5% of the amount by which, if any, pre-tax income exceeds 125% of Target.

The total bonus pool, if any, will be allocated and paid as follows: 40% to Mr. Ball; 30% to Mr. Schiffman; and 30% to Mr. Sabra.  Based on this formula, Mr. Ball, Mr. Schiffman, and Mr. Sabra are eligible to earn bonuses of approximately $36,000, $27,000and $27,000 respectively, if pre-tax income equals 100% exactly of the Target level in the fiscal year ending September 30, 2007, and a minimum of zero in each case, if pre-tax income fails to exceed 80% of the Target level, all on a proportionally sliding scale.  As set forth in the formula above, the bonus pool may be greater, and the bonuses earned by the named executive officers may be higher, if pre-tax income exceeds Target.

Under the previously disclosed terms of their agreements, Mr. Ball, Mr. Schiffman, and Mr. Sabra are entitled to earn annual salary of $325,000, $325,000, and (as amended) $225,000, respectively; no stock options or other equity compensation was granted pursuant to any such agreement.  The named executive officers are also entitled to receive customary benefits including health, life and disability insurance, auto allowances and participation in the Company's 401K retirement plan.  In addition to the foregoing, each named executive officers may, by notice, terminate his agreement in the event that "good cause" (as defined in his agreement) is established, in which case he would be entitled to receive six months of his salary on the date of termination (at the rate in effect when notice is given) plus the amount of the bonus to which he would otherwise be entitled, pro rated to the date of termination.

The named executive officers' employment agreements with the Company were entered into effective October 1, 2005, and expire on December 31, 2007, except Mr. Sabra's agreement expires December 31, 2008.   The agreements provides for successive one-year renewal terms, unless either party provides written notice of its intention not to renew the agreement not later than 90 days prior to the end of the term (or renewal period). If the Company gives such notice, subject to certain conditions, the named executive officers would be entitled to receive six months salary, at the rate then in effect, as severance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Forward Industries Inc.,

By:

/s/ Jerome E. Ball

_______________________________________

Name Jerome E. Ball

Title: Chairman and Chief Executive Officer

Dated: December 1, 2006